        Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated February 27, 2006 with respect to the consolidated financial statements of IDS Life Insurance Company and to the use of our report dated March 31, 2006 with respect to the financial statements of IDS Life Variable Account 10 included in Post-Effective Amendment No. 39 to the Registration Statement (Form N-4, No. 333-79311) for the registration of the RiverSource Retirement Advisor Advantage(SM) Variable Annuity/RiverSource Retirement Advisor Select(SM) Variable Annuity offered by IDS Life Insurance Company.

                                                /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 25, 2006